UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 8, 2006

ARGYLE SECURITY ACQUISITION CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51639	20-3101079
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Concord Plaza, Suite 700 San Antonio, TX	78216
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (210) 828-1700

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 8, 2006, Argyle Security Acquisition Corporation (the “Company”), and its newly-formed, wholly-owned subsidiary ISI Security Group, Inc. (“Merger Sub”), entered into a merger agreement with ISI Detention Contracting, Inc. (“ISI”) pursuant to which Merger Sub would merger with and into ISI, resulting in ISI becoming a wholly owned subsidiary of the Company. At the closing of the merger, the stockholders of ISI will receive 1,180,000 shares of Argyle common stock and $16,300,000 in cash. In addition, if ISI’s adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the year ended December 31, 2006 are greater than $4,500,000 and its backlog of orders (defined as unearned revenue on projects that have been booked) at February 28, 2007 is equal to or greater than $80,000,000, Argyle will pay the stockholders of ISI an additional $1,900,000. The calculation of ISI’s adjusted EBITDA is subject to an adjustment of $900,000 relating to certain expenses that the Company and ISI agreed should not reduce EBITDA. The Company will also assume approximately $6,000,000 in long-term debt and up to $9,000,000 that may be outstanding pursuant to a revolving credit line, exclusive of capitalized leases. As of September 30, 2006 there was approximately $4,700,000 outstanding under the credit line.

The merger agreement provides that the Company will, within 30 days after the closing of the merger, file a registration statement relating to the resale of the shares of the Company’s common stock acquired by the stockholders of ISI, and that the Company will use its commercially reasonable best efforts to have the registration statement declared effective by the SEC within 150 days after the closing of the merger. In addition, ISI’s stockholders agreed not to sell the shares of the Company’s common stock that they received in consideration for the merger (i) with respect to 440,288 shares to be owned by a non-management stockholder of ISI, until the earlier of six months after the closing of the Merger or November 1, 2007, and (ii) with respect to 739,712 shares to be owned by the officers and directors of ISI, until January 24, 2009.

The closing of the merger is subject to certain conditions, including the approval of the transaction by the Company’s stockholders and fewer than 20% of the Company’s stockholders exercising their right to redeem their shares of common stock for cash. The stockholders of ISI will also be entitled to indemnification from the Company if certain events occur. In the event that the merger is not consummated by July 1, 2007, either party may terminate the merger agreement without reason.

Giuliani Capital Advisors served as financial advisor to Argyle Security in connection with this transaction.

For other information regarding the acquisition, see the press release attached hereto and incorporated herein by reference.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies for the special meeting of the Company’s stockholders to be held to approve the merger.

The Company’s stockholders are advised to read, when available, the Company’s definitive proxy statement in connection with the Company’s solicitation of proxies for the special meeting because it will contain important information not contained in this Current Report on Form 8-K. The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the proposed merger. Stockholders will also be able to obtain a copy of the definitive proxy statement, without charge, by directing a request to: Argyle Security Acquisition Corporation, 200 Concord Plaza, Suite 700, San Antonio, TX 78216, Attn: Bob Marbut. The proxy statement, once available, can also be obtained, without charge, at the Securities and Exchange Commission’s internet site (http://www.sec.gov).

Non-GAAP Financial Measures

This Current Report on Form 8-K contains disclosure of EBITDA and backlog of orders for certain periods, which may be deemed to be non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. As used in this presentation, adjusted EBITDA reflects the removal from the calculation of EBITDA of certain expenses that the Company and ISI agreed should not reduce EBITDA. The companies do not expect these expenses to continue after the closing of the merger. Management believes that adjusted EBITDA, or earnings before interest, taxes, depreciation and amortization, is an appropriate measure of evaluating operating performance and liquidity, because it reflects the resources available for strategic opportunities including, among others, investments in the business and strategic acquisitions. Management believes that backlog of orders, or unearned revenue on projects that have been booked, is an appropriate measure of evaluating operating performance, because it reflects future potential revenues. The disclosure of adjusted EBITDA or backlog of orders may not be comparable to similarly titled measures reported by other companies. Neither EBITDA nor backlog of orders is a recognized term under U.S. GAAP and EBITDA and backlog of orders should be considered in addition to, and not as substitutes for, or superior to, operating income, cash flows, revenue, or other measures of financial performance prepared in accordance with generally accepted accounting principles. Neither adjusted EBITDA nor backlog of orders is a completely representative measure of either the historical performance or, necessarily, the future potential of ISI.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Merger Agreement by and among Argyle Security Acquisition Corporation, ISI Security Group, Inc. and ISI Detention Contracting, Inc.

99.1	Press Release dated December 14, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 14, 2006	ARGYLE SECURITY ACQUISITION CORPORATION

	By:	/s/ Bob Marbut
Bob Marbut
Chairman and Co-Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Merger Agreement by and among Argyle Security Acquisition Corporation, ISI Security Group, Inc. and ISI Detention Contracting, Inc.

99.1	Press Release dated December 14, 2006